Exhibit 99.b

EXHIBIT 1

AGREEMENT

TO JOINTLY FILE AMENDMENT NO. 2

TO SCHEDULE 13D

The undersigned hereby agree to jointly prepare and file an Amendment No. 2 to Schedule 13D and any future amendments thereto reporting each of the undersigned’s ownership of Akorn, Inc. and hereby affirm that such Amendment No. 2 to Schedule 13D if being filed on behalf of the undersigned.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

December 31, 2003	/s/ Arjun C. Waney
Arjun C. Waney

December 31, 2003	/s/ Judith D. Waney
Judith D. Waney